Exhibit 99.1

JOINT PRESS RELEASE

IFF and Mane Announce Settlement of Mane’s Lawsuit

Concerning Monomenthyl Succinate

TRENTON, N.J., December 29, 2011 – International Flavors & Fragrances Inc. (NYSE: IFF) has settled all patent and non-patent claims brought by V. Mane Fils in the United States District Court for the District of New Jersey related to IFF’s marketing and sale of products containing Monomenthyl Succinate (MMS). See V. Mane Fils S.A. v. Int’l Flavors & Fragrances, Inc., 3:06-CV-02304 (D. N.J., filed 5/18/06).

Mane’s U.S. Patents Nos. 5,725,865 and 5,843,466 were issued in 1998 and cover the use of MMS as a cooling additive in food and beverage products. IFF acknowledges that Mane’s patents are valid and enforceable, and will honor those patents. Mane holds foreign counterpart patents in many countries around the world and sells MMS under the name Physcool®.

IFF previously sold MMS under the name Cooler 1 and sold flavor formulations containing Cooler 1. IFF also sold products under the name Cooler 2® or Monomenthyl Glutarate that contained levels of MMS. IFF sold products containing Cooler 1 and Cooler 2® as part of its larger promotional campaign called CoolTek.

Under the settlement agreement, (1) IFF will pay Mane a royalty of $40 million; (2) IFF has ceased making or selling Cooler 1 products; and (3) IFF will ensure that the MMS content of its Cooler 2® products going forward is at a level that has been agreed to by both parties.

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Mane Contact Information:	IFF Contact Information

Jennifer Behar, mailto:Jennifer.behar@mane.com/o mailto:Jennifer.behar@mane.comJe nnifer.behar@mane.com +33-4-93097577 Dr. Jean-Jacques Chanot Jean-jacques.chanot@mane.com +33-4-93097010	Investor Relations: Michael Deveau Michael.Deveau@iff.com 212-708-7164 Media Relations: Carol Brys Carol.Brys@iff.com 212-708-7121